Exhibit 99.2

AUGUST 16, 2022 / 12:00PM, PINC.OQ – Q4 2022 Premier Inc Earnings Call

C O R P O R A T E   P A R T I C I P A N T S

Angeline C. McCabe Premier, Inc. – VP of IR

Craig S. McKasson Premier, Inc. – Chief Administrative Officer, CFO, Senior VP & Treasurer

Michael J. Alkire Premier, Inc. – President, CEO & Director

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Albert J. William Rice Crédit Suisse AG, Research Division – Research Analyst

Eric White Coldwell Robert W. Baird & Co. Incorporated, Research Division – Senior Research Analyst

Jack Dawson Wallace Guggenheim Securities, LLC, Research Division – Research Analyst

Jessica Elizabeth Tassan Piper Sandler & Co., Research Division – VP & Senior Research Analyst

Michael Aaron Cherny BofA Securities, Research Division – Director

Richard Collamer Close Canaccord Genuity Corp., Research Division – MD & Senior Analyst

Stephanie July Davis SVB Securities LLC, Research Division – Senior MD of Healthcare Technology and Distribution & Senior Research Analyst

P R E S E N T A T I O N

Operator

Good morning, and welcome to the Premier, Inc. Fiscal 2022 Fourth Quarter Results Conference Call. Please note this event is being recorded.

I would now like to turn the conference over to Angie McCabe, Vice President, Investor Relations. Please go ahead.

Angeline C. McCabe – Premier, Inc. – VP of IR

Thank you. Welcome to Premier’s Fiscal 2022 Fourth Quarter and Full Year Conference Call. Our speakers this morning are Mike Alkire, our President and CEO; and Craig McKasson, our Chief Administrative and Financial Officer.

Before we get started, I want to remind everyone that our earnings release and the supplemental slides accompanying this conference call are available in the Investor Relations section of our website at investors.premierinc.com.

Management’s remarks today contain certain forward-looking statements and actual results could differ materially from those discussed today. These forward-looking statements speak as of today, and we undertake no obligation to update them.

Factors that might affect future results are discussed in our filings with the SEC, including our Form 10-K for the fiscal year, which we expect to file soon. We encourage you to review these detailed safe harbor and risk factor disclosures.

Also, where appropriate, we will refer to “adjusted” or other non-GAAP financial measures, such as “free cash flow,” to evaluate our business. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our earnings release, in the appendix of the supplemental slides accompanying this presentation, and in our earnings Form 8-K, which we expect to furnish to the SEC soon.

I will now turn the call over to Mike Alkire. Mike?

Michael J. Alkire - Premier, Inc. – President, CEO & Director

Thanks, Angie. Good morning, everyone, and thank you for joining us today. We’re very pleased with our performance for the fourth quarter and fiscal year 2022. For the full year, net revenue of $1.4 billion and adjusted EBITDA of $498.7 million exceeded our expectations and reflect our focus on executing our multi-year growth strategy.

At our Investor Day in November 2021, we communicated how we are leveraging technology and executing our strategy to achieve sustainable long-term growth. This morning, Craig and I will share with you the progress we are making to advance the strategy and our outlook for fiscal year 2023. Craig will also provide additional details regarding our fiscal 2023 guidance.

Our multi-year growth strategy consists of four pillars. The first pillar is to grow and deepen existing relationships with our more than 4,400 hospitals and health systems and nearly 250,000 providers and other organizations. We believe the challenges of labor shortages and supply chain disruptions that our healthcare systems faced over the past two years have provided us with the opportunity to further demonstrate our differentiated solutions and the value we bring to the market.

I am proud of our results from our most recent annual C-suite satisfaction survey, where:

•	More than 90% of our member executives responded that they view Premier not simply as a vendor but a strategic partner or an extension of their own organization;

•	We recently achieved an all-time high net promoter score which remains above 70 and places Premier among some of the most recognizable well-regarded companies in the Fortune 500; and

•	Our overall satisfaction score has steadily increased over the last five years and remains in the high-90% range.

Through the second pillar of our growth strategy, we are building and strengthening capabilities and solutions that deliver on the needs of our members and other customers. For instance, as part of our Supply Chain Services growth strategy, we are leveraging our technology-enabled purchasing program for non-acute healthcare to further capture member spend, particularly since healthcare is increasingly shifting from the hospital to the outpatient setting. This resulted in year-over-year double-digit growth in our non-acute group purchasing business.

Our third strategic growth pillar consists of creating and delivering innovative solutions in healthcare. In fiscal 2022, we launched two new innovative brands that represent Premier’s unique ability to scale disruptive technologies in healthcare. PINC AI, our AI-enabled technology and services platform, and Remitra, our digital invoice and payment solution for healthcare providers and suppliers.

In Remitra, we recently achieved a key milestone on our strategic road map. Ahead of our schedule, we launched Remitra Cash Flow Optimizer, or Remitra CFO. Remitra is already digitizing invoicing and Remitra CFO positions us to be what we believe is the first solution in healthcare to manage electronic invoicing and guarantee on-time invoice payment for suppliers.

Launching Remitra CFO is a very exciting step for us as we continue to vertically integrate and evolve our capabilities to build an end-to-end technology-enabled supply chain to create efficiencies and savings across the entire supply chain. We expect it to drive Remitra’s growth as we add more suppliers and providers to the platform in fiscal 2023.

Lastly, the fourth pillar of our growth strategy is to diversify and grow revenue by expanding into adjacent markets. Contigo Health, our direct-to-employer business, performed very well in fiscal 2022 — with both revenue and participants accessing our Centers of Excellence and third-party health-plan administrative services growing nearly 30% year-over-year — and exceeding the target that we communicated at our Investor Day last year. We believe Contigo Health is well positioned for continued growth as we expand our offering into the provider-and-employer-sponsored health plan markets and seek opportunities to provide more comprehensive network services, back-office support and infrastructure. In the second half of this fiscal year, we anticipate rolling out new Centers of Excellence programs, including a new Substance Use Program and expanding our Center of Excellence provider network. We also expect the number of participants accessing Contigo Health’s products and services to grow by 20-30% in fiscal 2023.

We are very pleased with the strong momentum in our PINC AI Applied Sciences business. We believe we are highly differentiated through our unique health system relationships and PINC AI’s technology capabilities to accelerate regulatory review and commercialization of treatment therapies for life science and medical device companies. In fiscal 2022, we continue to expand our partnerships so that pharmaceutical, medical device and diagnostic companies can leverage real-world evidence using PINC AI’s data and research capabilities. One example of this is our new partnership with AstraZeneca to support their efforts to transform the treatment of chronic obstructive pulmonary disease, or COPD, and eliminate it as a leading cause of death. This is in addition to the work we are already doing with them to use our platform to help identify patients with incidental pulmonary nodules for the diagnosis of lung cancer as well as five other cancer types.

In fiscal 2023, we expect to drive further growth in this business by entering new, and expanding existing, strategic partnerships with life sciences companies, members and other research organizations; collaborating with life sciences companies on innovative clinical trials; leveraging real-world evidence to help in the pre-market regulatory process and to deliver targeted treatment therapies for patients.

Before I turn the call over to Craig, I want to take a moment to thank our employees for their hard work and continued dedication to, and support of, our members, our customers, and partners as we all navigate a challenging environment. This is a testament to our employees’ focus and belief in our mission — to improve the health of communities. In closing, we continue to evolve into what we believe is the most comprehensive full-service performance improvement company in healthcare. As we look ahead, we remain committed to achieving our longer-term objectives and creating value for our stakeholders.

I will now turn the call over to Craig McKasson for a discussion of our operational and financial performance and fiscal 2023 financial guidance.

Craig S. McKasson – Premier, Inc. – Chief Administrative Officer, CFO, Senior VP & Treasurer

Thanks, Mike.

This morning, I will walk through our fiscal 2022 fourth quarter and full-year results and provide some color around our initial outlook and guidance for fiscal 2023. First, I wanted to echo Mike’s comments regarding our team at Premier – I, too, am very proud of our employees’ unwavering efforts to help make a difference as we continue to provide differentiated solutions and what we believe is unmatched value in the healthcare market we serve. Our trusted relationships and ability to deliver meaningful solutions are reflected in the continuation of our high retention and renewal rates with our fiscal 2022 GPO retention rate at 97% and our SaaS institutional renewal rate at 96%.

Now, turning to the fourth quarter of 2022 and as compared with the year ago fourth quarter:

•	Total net revenue was $340.7 million, a decrease of 29% as we expected;

•	Supply Chain Services segment revenue was $232.7 million, a decrease of 40%; and

•	Performance Services segment revenue was $108 million, an increase of 18%.

In our Supply Chain Services segment, net administrative fees revenue increased 3% from the year-ago quarter primarily due to our efforts to further penetrate existing member spend. For example, in fiscal 2022, we continued to add members to, and expand, our highly committed purchasing programs. In fiscal 2023, we are targeting continued member adoption of these programs as one of our strategic levers to drive incremental member savings and more spend through our GPO contract portfolio.

Our non-acute GPO business performed very well in fiscal 2022 as we expanded the number of providers and other organizations that are members, and we delivered double-digit growth, which is consistent with the expectations we communicated at our Investor Day in November 2021.

Within our GPO portfolio, certain categories, including our food program and workforce staffing, continued to generate strong quarter-over-quarter growth. Our food program has now generally returned to, and is beginning to grow beyond, pre-COVID-19 pandemic levels. With respect to workforce staffing, there was an increase in labor demand in the fourth quarter as compared with the prior year period, providing net administrative fee growth, but we are beginning to see some abatement on a sequential basis as providers focus on lowering contract labor expenses.

Importantly, we continue to manage price increases for supplies and services on behalf of our healthcare provider members, and while some contracts in certain categories have experienced the impact of inflation, it did not have a material impact in aggregate on our performance during the quarter.

As we expected, products revenue declined $163 million, or 70%, from the prior-year quarter which included an estimated $168 million in incremental purchases of personal protective equipment, or PPE, and other high-demand supplies as a result of the state of the COVID-19 pandemic in the prior year. This was partially offset by ongoing demand for commodity products as we continue to expand our product portfolio and drive increased member adoption.

In our Performance Services segment, revenue increased 18% in the fourth quarter of fiscal 2022 compared with last year’s fourth quarter. This was primarily due to growth in our adjacent markets businesses as well as the timing of enterprise analytics license revenue in the current year compared with the prior year. As Mike discussed, in fiscal 2022, our adjacent markets businesses grew nearly 30% over fiscal 2021 to more than $83 million in revenue. These businesses are still in their early stages, and we are excited about their progress in fiscal 2022 and their longer-term prospects. We believe we are well positioned to continue growing these businesses by scaling them across our platform and continuing to address unmet market needs with our unique combination of data, technology and scale.

With respect to profitability, GAAP net income was $30.7 million for the quarter.

Adjusted EBITDA of $122.8 million in the fourth quarter increased 5% from the same quarter a year ago primarily as a result of two factors:

•

First, Performance Services segment adjusted EBITDA of $37.7 million increased from the prior-year quarter primarily due to an increase in revenue that was partially offset by higher selling, general and administrative expense mainly related to additional headcount to support growth in our adjacent market businesses.

•

Second, Supply Chain Services adjusted EBITDA of $119.3 million decreased quarter over quarter primarily due to a decline in products revenue which was mainly driven by lower demand and pricing for PPE as well as increased freight costs impacting margins in our direct sourcing business. These were partially offset by the increase in net administrative fees revenue.

Compared with the year-ago quarter, adjusted net income slightly declined to $73.5 million, and adjusted earnings per share increased 2% to $0.61. For fiscal 2022, adjusted net income was $302.7 million compared with $306.0 million in fiscal 2021. Adjusted EPS was $2.49 in fiscal 2022 compared with $2.48 in fiscal 2021. Adjusted net income and adjusted EPS reflect income tax expense at an effective rate of 26% and 22% for fiscal year 2022 and 2021, respectively.

The lower effective tax rate in fiscal 2021 was primarily the result of our August 2020 restructuring which created a tax benefit upon the release of a valuation allowance on deferred tax assets. While we also benefited from an additional valuation allowance release in fiscal 2022 due to the second quarter subsidiary reorganization, it was not as significant, and our effective tax rate returned to a more normalized level in the current year. Therefore, fiscal 2022 adjusted EPS saw less benefit from the valuation allowance release in income taxes than in fiscal 2021. We expect our effective tax rate to further normalize slightly in fiscal 2023 to a 26-27 percent rate.

From a cash tax rate perspective, we continue to benefit from our August 2020 restructuring and our fiscal 2022 second-quarter subsidiary reorganization. As a result, and consistent with our expectations, the cash tax rate for fiscal 2022 was 1%. In fiscal 2023, we expect our cash tax rate to be in the range of 1% to 5%.

From a liquidity and balance sheet perspective, cash flow from operations for the year ended June 30, 2022, was $444.2 million compared with $407.4 million for the prior year. The increase was primarily due to higher cash inflows from the collection of accounts receivable and reduction in inventory purchases due to the prior year build-up in inventory in the company’s direct sourcing business to meet demand associated with the COVID-19 pandemic. The increase in cash was partially offset by an increase in cash outflows for payments related to operational investments to support growth in the company’s adjacent markets businesses.

Free cash flow for fiscal 2022 was $260.8 million, or approximately 52% of adjusted EBITDA, compared with $240.3 million for the same period a year ago. The increase was primarily due to the same factors that affected cash flow from operations and changes resulting from our August 2020 restructuring. For fiscal 2023, we expect free cash flow of approximately 45% to 55% of adjusted EBITDA.

Cash and cash equivalents totaled $86.1 million as of June 30, 2022, compared with $129.1 million as of June 30, 2021. We ended the quarter with an outstanding balance of $150 million on our five-year, $1.0 billion revolving credit facility.

With respect to capital deployment, we continue to focus on taking a balanced approach by investing in organic growth and targeting acquisitions to strengthen, enhance or complement our existing capabilities and differentiate our offerings in the marketplace. We continue to actively pursue and evaluate acquisitions and opportunities to generate additional stockholder return while, at the same time, focusing on completing the integrations of our previously announced acquisitions.

In fiscal 2022, capital expenditures totaled $87.4 million, and we expect capital expenditures to be in the range of 90-to-100 million dollars in fiscal 2023.

We also continue to return capital to our stockholders. During fiscal 2022, we repurchased approximately 6.4 million shares of our common stock for a total of $250 million. The share repurchases contributed $0.03 per share to adjusted EPS in the fourth quarter of fiscal 2022 and $0.08 per share for the full fiscal year.

We also paid quarterly cash dividends to stockholders totaling $96.5 million, and recently, our Board of Directors increased our quarterly cash dividend by 5% to $0.21 per share, payable on September 15, 2022, to stockholders of record as of September 1st.

Now let’s turn to our fiscal 2023 guidance which is based on our historical performance and current expectations for this fiscal year. Our guidance incorporates certain key assumptions related to the market and our business, and consistent with prior years, it does not incorporate the impact of any future share repurchases or significant acquisitions that we may undertake.

In developing our guidance, we factored in the expected realization of approximately $1.23 billion in estimated revenue that is available under contract for fiscal 2023. This represents approximately 80% to 86% of our total net revenue guidance range, which is slightly lower than in prior years due to the mix and composition of our revenue streams. This estimate assumes the continuation of historical GPO retention and SaaS institutional renewal rates. Also, as a reminder, our performance in fiscal 2022 continued to experience some impact in our direct sourcing business related to the COVID-19 pandemic, and, when adjusting for this impact, our fiscal 2023 guidance is consistent with our multi-year targeted growth rate.

With these key assumptions in mind, our specific fiscal 2023 full-year guidance ranges are as follows:

•

Supply Chain Services segment revenue of 950 million to 1.0 billion dollars, primarily comprised of GPO net administrative fees revenue of 620-to-640 million dollars, and direct sourcing products revenue of 315-to-345 million dollars.

•	Performance Services segment net revenue of 430-to-450 million dollars.

•	Together, these produced total net revenue of $1.38 billion to $1.45 billion.

•	We expect adjusted EBITDA to be in the range of 510-to-530 million dollars and adjusted earnings per share to be in the range of $2.63 to $2.75.

Our guidance is also based on the following assumptions and expectations.

•

In our GPO business, we expect to continue to drive further contract penetration of existing member spend, add new members and expand our contract portfolio. We are also assuming that patient utilization remains near current levels, which is generally in-line with levels prior to the pandemic. To the extent that utilization or member participation in our GPO are higher or lower than we expect, these could represent potential headwinds or tailwinds to our expectations.

•

In our direct sourcing products business, we expect continued growth by increasing member adoption and expanding our product portfolio and through new partnerships and collaborations with providers and suppliers to promote additional onshore and nearshore manufacturing. In addition, we believe that our fourth-quarter fiscal 2022 revenue has almost normalized to what we would expect in a non-pandemic environment. We expect to see some slight sequential normalization in the first quarter of fiscal 2023, after which we anticipate that this business will begin to grow again sequentially on a quarterly basis.

•

In our Performance Services business, we anticipate that our continued investments in, and expansion of, our adjacent markets businesses will produce approximately 30% to 40% revenue growth over fiscal 2022. As a reminder, these businesses are still in their early stages, and we anticipate revenue to ramp as this fiscal year progresses. Therefore, we generally expect Performance Services revenue to be the lowest in the first quarter of fiscal 2023 and to increase sequentially throughout the year. Also, as a reminder, due to the timing and magnitude of enterprise license agreements and certain consulting arrangements, there may be periodic variability in the recognition of the revenue and profitability associated with these engagements between quarters during any given fiscal year.

•

From a profitability perspective, on a full-year basis, and adjusted to exclude the impact from the COVID-19 pandemic in fiscal 2022, we expect adjusted EBITDA to grow in the mid-to-high single-digit range over fiscal 2022. As a reminder, profitability in the first half of the prior year benefited from higher demand and pricing associated with purchases of PPE and other supplies in our direct sourcing business. Therefore, our year-over-year profitability growth will be impacted in the first half of fiscal 2023.

•

In fiscal 2023, we also expect to make incremental investments across the business to drive our anticipated growth and to recruit and retain talent in a challenging labor market. These factors are expected to result in an approximate mid-single-digit, year-over-year decline in adjusted EBITDA in the first half of fiscal 2023. Importantly, we expect this trend to reverse in the second half of this fiscal year as we continue to grow the business.

In summary, we are pleased with our fiscal 2022 performance as we continue to execute our strategy, generate strong free cash flow and maintain a flexible balance sheet. As we look ahead and adjusted for the impact of the COVID-19 pandemic on our direct sourcing business, we remain and believe we are on track—to achieve our targeted compound annual growth rates from fiscal year 2021 through fiscal year 2024 of mid-to-high single digits for total net revenue, adjusted EBITDA and adjusted earnings per share as we provided at our Investor Day last year.

Thank you for your time this morning. We’ll now open the call up for questions.

Q U E S T I O N S   A N D   A N S W E R S

Operator

(Operator Instructions) The first question is from Stephanie Davis of SVB Leerink.

Stephanie July Davis – SVB Securities LLC, Research Division – Senior MD of Healthcare Technology and Distribution & Senior Research Analyst

Congrats on the quarter. So I heard that 30% to 40% growth comment on the Performance Services adjacent markets. And I nearly jumped off the call because I thought that potentially, I was on the wrong call there. Is that – how sustainable is that 30% to 40% growth rate? And are we at the peak? Or is there just still more wood to chop in those adjacent markets?

Michael J. Alkire – Premier, Inc. – President, CEO & Director

Thanks, Stephanie. Go ahead, Craig.

Craig S. McKasson – Premier, Inc. – Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. Let me just start. So Stephanie, as we articulated at our Investor Day last November, that is the growth rate we expect for the 3-year time period that we’ve set forth in terms of our longer-term rates. We do have businesses that are ramping up, both Contigo and Remitra and then the continued expansion of the PINC AI applied sciences and clinical decision support businesses.

So I wouldn’t say 30% to 40% growth is in perpetuity, but for the next couple of years that is the expectation in terms of growth of those businesses.

Stephanie July Davis – SVB Securities LLC, Research Division – Senior MD of Healthcare Technology and Distribution & Senior Research Analyst

So let’s talk about mix then. You’ve got this incredibly fast-growing component of your business in Performance Services. That’s got to mean that the mix shift is going towards that. So how should we think about that over the coming years?

Craig S. McKasson – Premier, Inc. – Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. I think you’ll continue to see a mix shift. I think what you will see, given the earlier stage of some of those businesses, is that the margin profile of the segment as a whole will have some implications as we continue to ramp those.

So we did approximately a 31% adjusted EBITDA margin in ‘22. I think you’ll see a low 30% adjusted EBITDA margin in ‘23 by virtue of that.

And then as they keep ramping, particularly the Remitra business, which has the opportunity for high margins, you’ll see us eventually get back to sort of the mid-30s on a go-forward basis.

Stephanie July Davis – SVB Securities LLC, Research Division – Senior MD of Healthcare Technology and Distribution & Senior Research Analyst

And then on that mid-to-high single-digit growth that you’ve been guiding to – just when I think about the Performance Services segment – is the growth just from normalization of things like license sales this year going to look – this year being FY ’23 – going to look a little bit more like the prior year? Or are we going to see a more rapid acceleration just given this upsized performance in that subsegment?

Craig S. McKasson – Premier, Inc. – Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. It’s a good question. I think, as we’ve talked about, the guidance we’ve given is mid-to-high single-digit for the segment as a whole. Obviously, that will be dictated upon that we talk about periodic variability at times about enterprise licenses.

So depending when some of those hit across, fiscal years can influence that. Clearly, the 30% to 40% growth in the adjacent markets helps support the level of overall growth that we anticipate to have, but wouldn’t expect significant difference from the mid-to-high single-digit growth overall for fiscal 2023.

Operator

The next question is from Michael Cherny of Bank of America Merrill Lynch.

Michael Aaron Cherny – BofA Securities, Research Division – Director

Maybe if I can dive into the net administrative fees a bit – Craig, Mike, I heard you talk about the variability that you expect to see related to utilization. Can you give us a better sense on where exactly the puts and pulls are within that guidance in terms of your expectations? I think it’s for a modest decline if I’m doing the math correctly, unless I’m missing something, but just curious to think about how you think about the upside, downside to administrative fees targets and what that incorporates in terms of utilization progressing over the course of the year.

Craig S. McKasson – Premier, Inc. – Chief Administrative Officer, CFO, Senior VP & Treasurer

Sure. Happy to kick it off and then Mike can add color. In terms of the GPO broadly, the guidance range assumes sort of consistent utilization - so not necessarily a decline. What we are continuing to see, and we’ve talked about this for the past couple of years, is that inpatient utilization continues to sort of trend down just slightly while utilization in the alternate site settings continues to increase.

And so we do think that we’re – for the most part, it does vary regionally back to sort of pre-COVID utilization levels, although you know in certain geographies, there does continue to be pressure on some of the procedures coming back into the inpatient settings.

From a standpoint of the guidance overall, the only thing I would highlight relative to the GPO as a reminder, is we did have the lingering impact of the August 2020 restructuring, and those members that did not participate in that restructuring at the time that had their historical contracts run through September 30, 2021– so the first quarter of our fiscal 2022.

So we’re still sort of lapping that last quarter where we had the lower administrative fee share contracts before the repricing took place. And so that will be – that’s a part of the reason for a little bit of the hurdle in terms of year-over-year comps in the first half of the year, and that’s particularly impacting the first quarter. But then on a go-forward basis, we would expect kind of stable, continuous growth in the GPO as we typically experience.

Michael J. Alkire – Premier, Inc. – President, CEO & Director

Michael, this is Mike Alkire. Just real quick, one quick add to that – as Craig said, as we look through the numbers through the end of March, the acute was decreased by 2.5% – and there is variability across, obviously, the geographies. The only other pressure that health systems are seeing is this tight labor market.

And so if there’s – if they don’t have the labor to perform some of the procedures – that would be the only other headwind that we would want to keep an eye on. Having said that, we seem to see – at least anecdotally, we’re seeing a more normalization of utilization as we get into this last quarter.

But we don’t have all the statistics in, but we’ll look forward to getting that data in before we can really come to some conclusions on what’s going to happen with utilization.

Michael Aaron Cherny – BofA Securities, Research Division – Director

Understood. And maybe just going back to the Performance Services commentary – you talked about some of the variability you can expect on a quarter-by-quarter basis based on when licensing contracts come in. How should we think about the future of the way that you want to contract? I assume with all the adjacent businesses, this quarterly potential fluctuations will likely slow over time? But just curious how that should factor into the various quarter-by-quarter variability.

Michael J. Alkire – Premier, Inc. – President, CEO & Director

Yes. So first, we do like enterprise licenses. They are, we believe, more sticky. They are obviously more inclusive of all the technology analytics that our health systems need. So as opposed to selling point solutions, we believe our integrated offering drives the most amount of value from a technology standpoint. So we continue to like the whole enterprise license concept.

As you look at our adjacent businesses, things like Contigo Health, that’s a whole different business model. Obviously, we’re getting paid fees as part of the TPA, and then as you look at our Remitra offering, we’re also collecting fees as a result of the new products that we’ve been developing there for – by suppliers to utilize the network and then also, obviously, by the providers who are utilizing the network as well.

Craig S. McKasson – Premier, Inc. – Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. The only – this is Craig, Michael. The only color I would add is that we do meet our customers where they are. The majority of the technology business that we have is still SaaS-based – about 10% to 15% of our Performance Services revenue relates to these enterprise license agreements.

So given the size and magnitude of those, those can have an impact on variability depending when they close. I think that will continue to occur in ‘23. I think as we move forward, and as these other businesses ramp, which are generally not licensed space, I would agree with you that longer-term volatility should start to settle down. There’s also been a migration of where these licenses will eventually begin renewing. And so you’ll get some stability in the platform once that occurs.

Operator

The next question is from Eric Coldwell of Baird.

Eric White Coldwell – Robert W. Baird & Co. Incorporated, Research Division – Senior Research Analyst

I have two. The first one is just putting a bow on the EBITDA comments on the first half of fiscal ‘23 – correct me if I heard you incorrectly, but I think you said expect EBITDA to be down about mid-single digits in the first half against the tough comps and the investments you’re making.

When I look at the model, it seems like the second quarter is really the quarter that has the toughest comp, but you also made some comments about timing and phasing in 1Q in both segments. So just hoping to get a little more color on the direction of EBITDA in the first half of the fiscal year? And are you looking for similar mid-single-digit declines in both quarters? Or is it perhaps a bit more weighted to one quarter versus the other?

Craig S. McKasson – Premier, Inc. – Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. That’s a good question, Eric. It really is fairly consistent across both quarters, and there’s really two factors driving it. So the first quarter is more weighted towards the GPO headwind that I just talked about, where we have the runoff of – we had some GPO contracts in the first quarter that were still under the old pricing model before they were renewed.

In the second quarter, if you were to go back and look at last year’s performance, that’s where we had the highest profitability from our direct sourcing business. Given we haven’t begun to see some of the price declines take effect yet, that hit us in the back half of the year.

We talked a lot about that last year on our quarterly earnings call. So those are the two primary drivers affecting the year-over-year comp. We then do have some of the ongoing investments in the adjacent markets growth businesses that will continue through the year, but we’ll see the ramp of revenue as those continue to mature and have been, but it’s generally a pretty equal headwind in Q1 and Q2.

Eric White Coldwell – Robert W. Baird & Co. Incorporated, Research Division – Senior Research Analyst

That’s very helpful. And my second question, again, just technical on the revenue guidance – when I look at supply chain services, you give segment revenue guidance for the year, obviously, and you give it for both admin fees and direct sourcing, you do have a third line of their services and support.

By default, it looks like other services and support guidance is – I mean, by default, it looks very low, it looks about half of the fiscal ‘22 run rate, but I’m not sure if that’s just captured in the rounding and there’s really nothing to see there, but I was hoping for a little more color on that as well.

Craig S. McKasson – Premier, Inc. – Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. No I’ll have to go back here, I can see why it would be looking at half and we can have a follow-up call with you on that. What I’d say relative to the other services and support line, that is where our supply chain co-management activity resides, which is where we’re actually doing kind of supply chain outsourcing in certain cases or other consulting-related relationships.

And so that business does continue to grow in selective accounts. And so there’s growth there. What may be impacting that line, but I’ll have to take a look, is the – some of the intersegment activity related to some all-in engagements that where there is contra intersegment revenue that goes over to our Performance Services business based on some of our integrated couple of large integrated accounts, but we can – we’ll take another look at that.

Operator

The next question is from Jessica Tassan of Piper Sandler.

Jessica Elizabeth Tassan – Piper Sandler & Co., Research Division – VP & Senior Research Analyst

And congrats on the quarter. I was just hoping, maybe on the professional services revenue guidance and on that $40 million roughly of dollar growth, can you help us understand what kind of visibility you have into that growth? Are these kind of incremental contracts? Are they expanded? Are they booked already? And when would you expect to have them booked?

Craig S. McKasson – Premier, Inc. – Chief Administrative Officer, CFO, Senior VP & Treasurer

Sure. So generally, we go into any fiscal year, as indicated in the guidance, kind of 80% to 86% of our revenue available under contract. On the Performance Services side of our business, we typically go in on the technology side with 70-plus percent visibility for the year in terms of what we expect.

So there are new bookings that we need to achieve. We also have our advisory services business, which is the consulting business. What I will tell you is that we had a very successful year of larger margin transformation engagement bookings in fiscal 2022.

So we’re actually heading into fiscal 2023 with higher visibility than we generally have. We actually have about 75% visibility for our advisory services business in fiscal 2023, where typically that would be more down in the 50% to 60% range.

So I feel good about the visibility going into ‘23 relative to our Performance Services business. But clearly, there continues to be new business, we’ll need to sell and ramp, that would also include Contigo Health, where we look to continue to add new participants to the platform, as we indicated expectations of sort of that 30% to 40% growth that we’re talking about broadly for the adjacent markets.

And then in the Remitra business, which is still ramping with the addition of suppliers and providers, particularly around the Remitra CFO launch, that’s not – those two, there is undiscovered business, but feel very good about the pipeline and the opportunities to achieve the growth in those two.

Jessica Elizabeth Tassan – Piper Sandler & Co., Research Division – VP & Senior Research Analyst

Got it. And then just on the incremental investments that are going to depress EBITDA in the first half – are those intended to support this year’s services guidance? Or are those going to support kind of out year high single-digit growth for the next, whatever it is, 3 to 5 years?

Craig S. McKasson – Premier, Inc. – Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. Thanks for the question. It’s definitely to support this year’s growth, given the 30% to 40% revenue growth that we’re looking to deliver, but that also contributes to future year performance, but it is impacting the current year in terms of profitability of those businesses as we continue to ramp them up.

Jessica Elizabeth Tassan – Piper Sandler & Co., Research Division – VP & Senior Research Analyst

Got it. I just have 1 last quick one. On the Supply Chain Services side, are you kind of agnostic from an adjusted EBITDA margin perspective as to whether purchasing occurs in the acute care environment or in the ambulatory setting? And that’s it from me.

Craig S. McKasson – Premier, Inc. – Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. Generally speaking, the margins are fairly comparable. I think we’ve talked about this at points in the past, but there’s not quite as much centralization of some of the purchasing in the non-acute space.

So there’s a little bit more outreach, field support in the non-acute, that’s why we’ve been focused on continuing to build out the technology enablement of that side of the business. But generally speaking, fairly agnostic in terms of as we’ve seen that mix shift continue to move from the acute to the non-acute space.

Operator

Our next question is from A.J. Rice of Credit Suisse.

Albert J. William Rice – Crédit Suisse AG, Research Division – Research Analyst

Maybe 2 questions. A lot of discussion in the last few quarters about utilization rates and where we’re at. But I know in the prepared remarks today, you’re also mentioning contract penetration of members and you’re expecting that to go up. I guess I’d be interested – did you – I know we had some anecdotal discussion about people going off contract because of supply chain issues through the pandemic.

Are you sort of where you were pre-pandemic on the continuing accounts that are – that stayed with you and maybe comment on how much incremental penetration you think you could drive over the next year? And where might that come from?

Michael J. Alkire – Premier, Inc. – President, CEO & Director

Yes. This is Mike. I’ll just talk at a macro level. So we do feel like we are back to where we were pre-COVID in terms of where we – from a penetration standpoint. And I think, A.J., everything that we do is focused towards – on the supply chain as it relates to our field, everything we do really is focused towards driving higher penetration because, as we have seen, organizations that can drive higher levels of penetration actually perform well in their supply chain outcomes – so supply expense per adjusted discharge or supply expense per operating cost.

So our focus really is to move the mark there. And while we look at it more broadly at a macro level in terms of penetration, our focus really is account by account. So depending on what the needs are of – from a savings standpoint to sort of offset this labor cost issue that a lot of our health systems are facing, we set out parameters for contract penetration in specific categories where we know it will yield the most amount of savings.

And so – we are back in that program going full steam, have been back in that program probably for the better part of 6 to 8 months where we’re really driving a higher level of penetration because it is actually driving more enhanced value, obviously, to the health systems in helping their bottom line.

Albert J. William Rice – Crédit Suisse AG, Research Division – Research Analyst

Okay. Let me just – maybe 1 other thing that’s come up in some of the discussions with the public hospital companies, a couple have mentioned that they have in their supply contracts, they had multiyear contracts.

And so they didn’t see the full impact of inflation in some of the items this year, they will in subsequent – will in ‘23 and beyond. To what extent is that relevant for you all? Do you have meaningful contracts throughout the year? And is that a good thing? Or does it help you with your administrative fees? Or is it a challenging thing, that it puts more pressure on your customers?

Michael J. Alkire – Premier, Inc. – President, CEO & Director

Yes, that’s a great question, A.J. So very quickly, everything that we do from a GPO perspective is really to manage inflation. So we have within our contract terms that do not allow for, obviously, increases due to inflation.

So exactly what you heard from in the publicly traded IDNs perspective, when you have contracts that are 3 years long and you have those terms in there where they can increase due to the terms of those agreements, then there is some form of a protection.

And that is something that is in pretty much every – all of our contracts, and it is something we constantly focus on. Having said that, there are – you do have sort of we call the mid-cycle asks for increases of – for increases.

We have had a number of suppliers that have come to us to ask for increases. I think that on average, about 30% of those are agreed to. And just very quickly, the way that, that actually happens is Premier has a strategic advisory committees and other sourcing committees.

Those committees are actually made up of our healthcare systems executives, and they are the organizations or the committees that determine whether or not they’re going to allow for a price increase, because it’s very important, obviously, that we’d limit the number of price increases that occur mid-cycle given that health systems have very, very tight bottom lines.

And so the only reason, there’s only a couple of reasons why you give an increase, and that would be that if somebody was going to exit from the market and potentially might be a monopolistic or duopoly kind of a scenario playing out something like that would be one of the very few reasons why you would actually agree to a price increase.

But it is something that we manage every single day. It is a significant focus of our organization and organizationally, it’s something we take pride in that we do it very well in terms of managing inflation.

Craig S. McKasson – Premier, Inc. – Chief Administrative Officer, CFO, Senior VP & Treasurer

Mike, this is Craig. The only one clarification I wanted to point out, which we’ve talked about in the past is that part of our GPO portfolio, our food program and our pharmacy program actually do have variable pricing. So they do ebb and flow a bit up and down with inflation and deflation, where Mike was talking about the fixed fee contracts.

It’s the majority of our portfolio, about 2,000 of the 3,000 contracts that we have, which are primarily in the med-surg and the other areas. So I just wanted to clarify and call that out.

Operator

The next question is from Richard Close of Canaccord Genuity.

Richard Collamer Close – Canaccord Genuity Corp., Research Division – MD & Senior Analyst

Congratulations on finishing the year strong. Craig, maybe walk us through the contract coverage in fiscal ‘23 being a little bit lower? That’s my first question.

Craig S. McKasson – Premier, Inc. – Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. In terms of being at 80% to 86% of our revenue guidance range versus in the past being slightly higher, I think it’s really a function of the continuing change and expansion of the business into other areas. So as I talked about, Remitra and Contigo have a little bit less visibility than we’ve historically had as those continue to grow.

And so really due to mix. It’s changing the percentages. We still have very high visibility to the GPO. I responded to Jessica earlier in terms of the visibility on the technology and the advisory services business.

Richard Collamer Close – Canaccord Genuity Corp., Research Division – MD & Senior Analyst

Okay. And then I guess on the Performance Services side – so Health Catalyst, who’s in the analytics area and services, they reported a tough guidance for the rest of this calendar year. It seems to vary versus your commentary on your Performance Services area.

So just curious how are you thinking about the end market, the financial situation of hospitals, health systems? And just what was baked into your guidance from the current economic uncertainty and just thoughts in and around that would be helpful.

Michael J. Alkire – Premier, Inc. – President, CEO & Director

Craig, if I could just step in real quickly at a high level. Obviously, we don’t necessarily comment, Richard, on potential competitors. But the very unique part of our offering is we have the technology, the clinical decision support and we have the wraparound services.

And so if you think about what we do with our health systems, we’re taking in sort of an all-in sort of savings opportunity that includes labor, it includes how to drive standardization clinically, it includes supply chain. So we’re taking in an all-in approach.

And so when our health systems, obviously, are struggling with various things as they come out of dealing with the virus to include some of the inflationary stuff that we’ve been talking about or the issues associated with some of the labor costs, higher labor costs, we’re able to take in sort of this all-in approach for performance improvement.

And we do see a lot of our health systems. We see a significant portion of our health systems who are in need of that kind of capability to kind of rightsize their operations and to be looking at basically every opportunity to save money.

So we believe that our offering is fairly unique in that it’s much more broadly based around total performance improvement of the health system, and it both has the technology as well as wraparound services.

Craig S. McKasson – Premier, Inc. – Chief Administrative Officer, CFO, Senior VP & Treasurer

The only quick color I would add is relative to our guidance – our expectations are based on the pipelines we have, the knowledge of the customers that we believe can use our services. We obviously have to go through the sales process with new customers.

But as Mike articulated, it’s all based on identifying and driving a return based on the savings we can yield. And our entire focus on our technology and services wraparound capabilities are really to take inefficiency out of their processes and automate things that have been manual.

And so a lot of our evolution into automation and prior authorization into the clinical decision support arenas, et cetera, are all about how to create efficiency for them when they have significant labor challenges. So it’s just working through that process to make sure that we’re achieving the growth objectives that we’ve set.

Operator

The next question is from Jack Wallace of Guggenheim.

Jack Dawson Wallace – Guggenheim Securities, LLC, Research Division – Research Analyst

Congrats on a really solid end of the year and what looks to be a really healthy guidance. I’ve got a couple of questions. So sort of piggybacking on Richard’s question just around a difficult environment, generally speaking, for hospitals and health systems. Wondering how much of the growth projections on the – particularly on the GPO are predicated on new customer acquisition?

And on that topic, just how are conversations with respective clients going? What is it – how does that deal velocity look now, say, compared to, say, 6 months ago? And what kind of variability is impacted in the growth outlook?

Michael J. Alkire – Premier, Inc. – President, CEO & Director

Yes, I can give you a quick overview of the market. So I think as we’ve been saying, I think healthy – as with our health systems, all health systems are in a challenging state and we are getting the message out to the currently non-Premier health systems and having dialogue and discussions with them about how we can uniquely help them drive savings.

The velocity obviously has picked up given it was a bit more difficult during the height of the pandemic when you weren’t able to access a lot of those folks and have the – some of the opportunities to share how we could differentiate our offering and differentiate our capability.

So we’re really obviously excited about opportunities that are in our funnel today. We do think we have a very, very unique value proposition that covers the technology. It covers the wraparound advisory services that covers obviously, our GPO.

And then it’s basically what Stephanie asked Craig and I about earlier – the work that we’re doing in Remitra is very, very unique. That whole e-invoicing and e-payables capability is getting the attention of folks that are not necessarily in our current channel because it is a high labor-oriented function within a health system and that we have the ability to automate.

So we’re getting some really nice velocity, as you say, in terms of getting our message out there. And we’ll know a lot more over the next couple of quarters in terms of how that message is playing out.

Craig S. McKasson – Premier, Inc. – Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. And Jack, the only color I would add to that back to sort of your question of what’s kind of incorporated in the guidance – generally for our GPO, 90-plus percent of our business in any year is just our existing footprint and driving more penetration and spend through the existing portfolio, adding new contracts to the portfolio, which is an important component.

New members generally represents around 5% to 10% of our business in any normal year. We have generally been a net market taker for all the reasons Mike articulated other than the years, the little bit lower retention that we’ve had in the years that we’ve done the big restructurings, but we would expect that to get back to sort of normal.

And then to the extent we have more success in recruiting some of the new members for all the reasons Mike described that could actually be a tailwind and help us from a guidance perspective.

Jack Dawson Wallace – Guggenheim Securities, LLC, Research Division – Research Analyst

Excellent. That color is really helpful. And thank you for the commentary on Remitra. That’s where I was going with the second question. And it sounds like it’s maybe not the best idea to be thinking about these businesses separately. And Remitra is a – it sounds like it’s a way that you’re – maybe if you’re not starting, you’re maybe ending conversations with new customers.

Can you give us a little bit maybe it’s an anecdote, but talk about how that service is helping to close deals? And to the extent that when you’re onboarding a customer or even it’s an existing customer that would be a new Remitra customer, how does – what is the lift required at the customer to implement? And how fast once we sign a deal, do we go live?

Michael J. Alkire – Premier, Inc. – President, CEO & Director

Thanks, Jack. There’s a lot in that and if I don’t answer all the questions, you can jump back in and ask. But – so typically, as I said earlier, we’ll go on with the total savings proposition and – it’s one of those things now, one of the arrows in our quiver is taking in Remitra. So when we get into the dialogue, and we’ve talked to them about what their ERP is and how they are doing their invoicing and how automated it is and how efficient they are from a payment standpoint and those kinds of things.

If we get into more of that detail in the discussions, oftentimes we’ll see or we’ll find out that there’s yet more opportunities than what we’ve had in the past that obviously drive savings from both an efficiency standpoint as it relates to labor – but also, we use – we’re beginning to use the e-invoicing side of Remitra to understand off-contract spend to understand literally what is being invoiced at a hospital because in some cases, health systems don’t necessarily have access to that level of detail.

So we’re beginning to utilize that data. If you think about it, for our current health systems really to identify off-contract spend, where maybe in the past because of the pandemic. We’ve had products that have been either on back order or not available and now that those products are coming back into the market, we can identify that there’s the availability to move back to some of those products.

So there is a level of specificity in Remitra. Again, that’s very, very unique, that is driving savings from both a labor and a supply chain standpoint.

Operator

Ladies and gentlemen, this concludes the question-and-answer session and the conference. Thank you for attending today’s presentation. You may now disconnect.